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                                                                      EXHIBIT 13


                  AMENDMENT TO DEFERRED COMPENSATION AGREEMENT


                 THIS AMENDMENT to the Deferred Compensation Agreement made this 1st day of July, 1997 by and between Pennzoil Company, a Delaware corporation ("Company"), and James L. Pate ("Employee").

                                R E C I T A L S:

                 Company and Employee have previously entered into that certain Deferred Compensation Agreement made the 12th day of October, 1990. The Board of Directors of the Company has authorized the amendment of the Deferred Compensation Agreement and Employee is agreeable to the Amendment.

                 NOW, THEREFORE, in consideration of the premises, the Company and Employee agree as follows:

         1. Paragraph 3 of the Deferred Compensation Agreement is hereby amended to read hereafter as follows:

                 "Upon the Employee's termination of employment with the Company for any reason other than death at any time, the Employee shall be entitled to monthly payments of deferred compensation for the remainder of his life equal to the excess of (a) 57% of the Employee's monthly salary as in effect on the date of this termination of employment, over (b) the total amount of monthly amounts payable to Employee during each applicable month from the Retirement Plan, the U.S. Social Security Act, the Company's Short-Term Disability Plan, the Company's Long-Term Disability Plan, the Company's Supplemental Disability Plan, as defined benefits under the Excess Benefit Agreement between the Company and Employee, and from any retirement plan with a former employer (whether or not received in the form of monthly payments).

                 IN WITNESS WHEREOF, the Company and Employee have executed this Amendment to Deferred Compensation Agreement as of the date first above written.

                                        PENNZOIL COMPANY



                                        By /s/ JAMES W. SHADDIX
                                          -------------------------------------
Accepted and agreed to by:                James W. Shaddix
                                          General Counsel



/s/ JAMES L. PATE
-------------------------------
James L. Pate